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EXHIBIT 99B.5
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CONSOLIDATED BALANCE SHEETS (UNAUDITED)               U S WEST, Inc.
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                                                    December 31,
In millions                                      1994           1993
- - ---------------------------------------    --------------------------
ASSETS
Current assets:
 Cash and cash equivalents                       $209           $128
 Accounts and notes receivable                  1,693          1,570
 Inventories and supplies                         189            193
 Deferred tax asset                               352            336
 Prepaid and other                                323            273
                                           --------------------------
    Total current assets                        2,766          2,500
                                           --------------------------

Property, plant and equipment - net            13,997         13,232
Investment in Time Warner Entertainment         2,522          2,552
Intangible assets - net                         1,858            514
Net investment in international ventures          881            477
Net assets of discontinued operations             302            554
Other assets                                      878            851
                                           --------------------------
    Total assets                              $23,204        $20,680
                                           ==========================
LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
 Short-term debt                               $2,837         $1,776
 Accounts payable                                 944            977
 Employee compensation                            367            386
 Dividends payable                                251            236
 Current portion of restructuring charges         337            456
 Other                                          1,278          1,150
                                           --------------------------
    Total current liabilities                   6,014          4,981
                                           --------------------------

Long-term debt                                  5,101          5,423
Postretirement and other postemployment
 benefit obligations                            2,502          2,699
Deferred taxes, credits and other               2,154          1,716

Preferred stock subject to mandatory
  redemption                                       51            -

Common shareowners' equity:
 Common shares                                  8,056          6,996
 Accumulated deficit                             (458)          (857)
 LESOP guarantee                                 (187)          (243)
 Foreign currency translation adjustments         (29)           (35)
                                           --------------------------
  Total common shareowners' equity              7,382          5,861
                                           --------------------------
    Total liabilities and                     $23,204        $20,680
      shareowners' equity                  ==========================
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